Exhibit 5.1




           OFFICES                                           MAILING ADDRESS
 2500 Wachovia Capitol Center                                 P.O. Box 2611
 Raleigh, North Carolina 27601      July 3, 2008         Raleigh, North Carolina
         ----------                                            27602-2611
                                                               ----------

                                                       TELEPHONE: (919) 821-1220
                                                       FACSIMILE: (919) 821-6800


Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, North Carolina 27524

       Re:     Four Oaks Fincorp, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 123,619 shares of the Company's common stock, par value $1.00 per share (the "Shares"), issuable upon exercise of options granted pursuant to the LongLeaf Community Bank Director Stock Option Plan and the LongLeaf Community Bank Employee Stock Option Plan (collectively, the "Plans"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and
Item 601(b)(5)(i) of Regulation S-K.

         We have examined the Articles of Incorporation of the Company, as amended; the Bylaws of the Company; certain resolutions of the Board of Directors of the Company; and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plans.

         Based upon the foregoing, it is our opinion that the Shares that are being registered pursuant to the Registration Statement have been duly authorized, and when so issued and duly delivered against payment therefor in accordance with the terms of the applicable Plan, and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, or (b) the book entry of the Shares by the transfer agent for the Company's common stock in the name of The Depository Trust Company or its nominee, such shares will be validly issued, fully paid, and non-assessable.

         This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.


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         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                           Sincerely yours,

               /s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.



                                       SMITH, ANDERSON, BLOUNT, DORSETT,
                                           MITCHELL & JERNIGAN, L.L.P.